Exhibit 10.2

2016 - 2018 Phased Grant

POTASH CORPORATION OF SASKATCHEWAN INC.

PERFORMANCE SHARE UNITS AGREEMENT

(FORM)

This PERFORMANCE SHARE UNITS AGREEMENT (this “Agreement”) is made as of              , 20    , by and between Potash Corporation of Saskatchewan Inc., a corporation subsisting under the laws of Canada, and                      (the “Grantee”).

1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Corporation’s 2016 Long-Term Incentive Plan (the “Plan”).

2. Grant of PSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on              , 20    , the Corporation has granted to the Grantee as of              , 20     (the “Date of Grant”):

(a) a target number of                  Performance Share Units that vest based on Average CFROI-WACC performance (“CFROI-WACC PSUs”), consisting of the following (each, a “Tranche” of the CFROI-WACC PSUs):

(i) [1/3 OF TARGET] CFROI-WACC PSUs that vest based on a Performance Period beginning on January 1, 2016 and ending on December 31, 2016 (the “Year 1 CFROI-WACC PSUs”);

(ii) [1/3 OF TARGET] CFROI-WACC PSUs that vest based on a Performance Period beginning on January 1, 2016 and ending on December 31, 2017 (the “Year 2 CFROI-WACC PSUs”); and

(iii) [1/3 OF TARGET] CFROI-WACC PSUs that vest based on a Performance Period beginning on January 1, 2016 and ending on December 31, 2018 (the “Year 3 CFROI-WACC PSUs”); plus

(b) a target number of                  Performance Share Units that vest based on relative total shareholder return performance (“RTSR PSUs,” and, together with the CFROI-WACC PSUs, the “PSUs”), consisting of the following (each, a “Tranche” of the RTSR PSUs):

(iv) [1/3 OF TARGET] RTSR PSUs that vest based on a Performance Period beginning on January 1, 2016 and ending on December 31, 2016 (the “Year 1 RTSR PSUs”);

(v) [1/3 OF TARGET] RTSR PSUs that vest based on a Performance Period beginning on January 1, 2016 and ending on December 31, 2017 (the “Year 2 RTSR PSUs”); and

(vi) [1/3 OF TARGET] RTSR PSUs that vest based on a Performance Period beginning on January 1, 2016 and ending on December 31, 2018 (the “Year 3 RTSR PSUs”).

3. Restrictions on Transfer of PSUs. Subject to Section 3.5 of the Plan, neither the PSUs granted hereby nor any interest therein or in the Common Shares or cash, as applicable, related thereto shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4. Vesting of PSUs.

(a) Subject to the terms and conditions of this Section 4 and Section 5 hereof and the Statement of Performance Metrics attached as Exhibit A hereto, the Grantee’s right to receive Common Shares or cash, as applicable, in settlement of the PSUs shall become vested with respect to (i) 0% to 200% of each Tranche of the CFROI-WACC PSUs on the basis of the Average CFROI-WACC achievement during the applicable Performance Period (in each case, “Earned CFROI-WACC PSUs”), and (ii) 0% to 200% of each Tranche of the RTSR PSUs on the basis of the RTSR achievement during the applicable Performance Period (in each case, “Earned RTSR PSUs,” and, together with Earned CFROI-WACC PSUs, “Earned PSUs”), in each case as set forth in the Statement of Performance Metrics. Earned PSUs will be determined on the date following the end of each Performance Period on which the Committee determines the level of attainment of the Performance Metrics for the applicable Performance Period, which date must occur within 2  1⁄2 months after the end of the applicable Performance Period (each, a “Committee Determination Date”). Except as otherwise provided herein or in the Plan, the Grantee’s right to receive Common Shares or cash, as applicable, in settlement of Earned PSUs is contingent upon his or her remaining in the continuous employ of the Corporation or a Subsidiary until the end of the applicable Performance Period. For purposes of this Agreement, the Grantee shall be deemed to have ceased “continuous employment” (or substantially similar terms) upon a termination of employment as described in Section 9.12 of the Plan.

(b) For purposes of this Agreement:

(i) “Performance Metrics” means the goals established by the Committee for the Performance Period with respect to RTSR and Average CFROI-WACC, as applicable, as described in the Statement of Performance Metrics.

(ii) “Performance Period” means:

A.	with respect to Year 1 CFROI-WACC PSUs and Year 1 RTSR PSUs, the one-year period commencing January 1, 2016 and ending on December 31, 2016, unless ending earlier pursuant to Section 7.2 of the Plan;

B.	with respect to Year 2 CFROI-WACC PSUs and Year 2 RTSR PSUs, the two-year period commencing January 1, 2016 and ending on December 31, 2017, unless ending earlier pursuant to Section 7.2 of the Plan; and

C.	with respect to Year 3 CFROI-WACC PSUs and Year 3 RTSR PSUs, the three-year period commencing January 1, 2016 and ending on December 31, 2018, unless ending earlier pursuant to Section 7.2 of the Plan.

(iii) “RTSR” and “CFROI-WACC” each have the meaning set forth in the Statement of Performance Metrics.

(c) Notwithstanding anything herein to the contrary, the Performance Share Units are subject to potential accelerated vesting pursuant to Section 5.5 and Article 7 of the Plan. If the Grantee is a U.S. Taxpayer, the following terms used in the Plan will have the following definitions:

(i) “Disabled” (or similar terms) means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A U.S. Taxpayer will be deemed disabled if determined to be disabled in accordance with a disability insurance program maintained by the Corporation, to the extent the determination of Disability under such program is consistent with this definition and guidance under Section 409A.

(ii) “Retirement” (or similar terms) means the Grantee’s separation from service after attaining age 55 and completing 5 years of service.

(d) Each Tranche of the PSUs shall be forfeited to the extent it fails to become vested as of the applicable Committee Determination Date and, except as otherwise provided in this Section 4, if the Grantee ceases to be continuously employed by the Corporation or a Subsidiary at any time prior to the end of the applicable Performance Period, or to the extent they are forfeited under the Plan or Section 16 hereof.

5. Form and Time of Payment of Earned PSUs.

(a) Payment for Earned PSUs, after and to the extent they have become vested, shall be made:

(i) if the Grantee is subject to the Corporation’s stock ownership guidelines, in the form of one Common Share for each Earned PSU; and

(ii) if the Grantee is not subject to the Corporation’s stock ownership guidelines, in the form of a lump sum in cash equal to the product of the number of Earned PSUs multiplied by the Fair Market Value on the date of payment.

(b) Payment shall be made as soon as practicable following the applicable Committee Determination Date; provided, however, that such payment shall be made no later than March 15 following the calendar year in which the applicable Performance Period ends.

(c) If the Grantee is a U.S. Taxpayer, except to the extent provided by Section 409A and permitted by the Committee, no Common Shares or cash, as applicable, may be issued or paid to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

(d) The Corporation’s obligations to the Grantee with respect to Earned PSUs will be satisfied in full upon the issuance of Common Shares or payment of the cash, as applicable, corresponding to such Earned PSUs.

6. Dividend Equivalents, Voting, and Other Rights.

(a) The Grantee shall have no rights of ownership in the Common Shares underlying the PSUs (if any) and no right to vote them until the date on which the Common Shares underlying the PSUs (if any) are issued or transferred to the Grantee pursuant to Section 5 above.

(b) Notwithstanding the foregoing, from and after the Date of Grant and until the earlier of (i) the time when the PSUs become vested and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Shares or cash in payment of the PSUs is forfeited in accordance with Section 4 hereof, on the date that the Corporation pays a cash dividend (if any) to holders of Common Shares generally, the Grantee shall become entitled to receive (subject to the following sentence) a number of additional whole PSUs determined by dividing (x) the product of (1) the dollar amount of the cash dividend paid per Common Share on such date and (2) the total number of PSUs (including dividend equivalents) previously credited to the Grantee as of such date (to the extent not already settled), by (y) the Fair Market Value on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the PSUs to which the dividend equivalents were credited.

(c) The obligations of the Corporation under this Agreement will be merely that of an unfunded and unsecured promise of the Corporation to deliver Common Shares or cash, as applicable, in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Corporation will be held or set aside as security for the obligations of the Corporation under this Agreement.

7. Adjustments. The PSUs are subject to adjustment as provided in Section 6.1 of the Plan.

8. Withholding Taxes. To the extent that the Corporation is required to withhold federal, provincial, state, local or foreign taxes in connection with the delivery to the Grantee of Common Shares or any other payment to the Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the obligation of the Corporation to make any such delivery or payment that the Grantee make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld. If the PSUs are settled in Common Shares, the Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Corporation of a portion of the Common Shares to be delivered to the Grantee or by delivering to the Corporation other Common Shares held by the Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the fair market value of such Common Shares on the date of such delivery. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

9. Compliance With Law. The Corporation shall make reasonable efforts to comply with all applicable federal, provincial and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Corporation shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10. Compliance With Section 409A. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Corporation without the consent of the Grantee).

11. Interpretation. Any reference in this Agreement to Section 409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12. No Employment Rights. The grant of the PSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon the Grantee any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate the Grantee’s employment or other service at any time.

13. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Corporation or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Corporation or any of its Subsidiaries.

14. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that, subject to Section 8.1 of the Plan, (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Corporation to ensure compliance with Section 409A and Section 10D of the Exchange Act.

15. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16. Relation to Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the terms and conditions of the Plan, including Section 9.3 thereof. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation (as previously adopted and, from time to time, amended by the Board), including any as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded), a copy of which shall be distributed to the Grantee.

17. Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the PSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

18. Governing Law. This Agreement shall be governed by, construed and administered in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

19. Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Corporation.

20. Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, effective as of the day and year first above written.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:
Name:
Title:

The undersigned hereby acknowledges receipt of an executed version of this Agreement and accepts the award of PSUs granted hereunder on the terms and conditions set forth herein and in the Plan.

GRANTEE

By:
Name:

EXHIBIT A

Statement of Performance Metrics

This Statement of Performance Metrics applies to the PSUs granted to the Grantee on the Date of Grant and applies with respect to the Performance Share Units Agreement between the Corporation and the Grantee (the “Agreement”). Capitalized terms used in the Agreement that are not specifically defined in this Statement of Performance Metrics have the meanings assigned to them in the Agreement or if not defined therein, in the Plan.

Section 1. Definitions. For purposes hereof:

•	“Average CFROI-WACC” means the excess (if any) of (A) over (B), where:

•	(A) equals the average CFROI during the applicable Performance Period, calculated as the simple average of the CFROI results for each completed fiscal year during the applicable Performance Period; and

•	(B) equals the average WACC during the applicable Performance Period, calculated as the simple average of the WACC results for each completed fiscal year during the applicable Performance Period.

•	“CFROI” means the ratio of after tax operating cash flow to average gross investment over the fiscal year, calculated as (A) divided by (B), where:

•	(A) equals operating income, less/plus nonrecurring or unusual items, less/plus change in unrealized gains/losses on derivative instruments included in operating income, plus accrued incentive awards, plus depreciation and amortization, less current taxes; and

•	(B) equals the average of total assets, less/plus the fair value adjustment for investments in available for sale securities, less the fair value of derivative instrument assets, plus accumulated depreciation, plus accumulated amortization, less cash and cash equivalents, less non-interest bearing current liabilities excluding derivatives.

•	“Corporate TSR” means the total shareholder return of the Corporation in the applicable Performance Period, expressed as a percentage, and calculated as (A) divided by (B) multiplied by (C), where:

•	(A) equals Corporation Closing Share Price (inclusive of reinvested dividends), minus Corporation Opening Share Price;

•	(B) equals Corporation Opening Share Price; and

•	(C) equals 100.

•	“Corporation Closing Share Price” means the average closing price of a Common Share, as reported on the New York Stock Exchange, for the last 30 trading days of the applicable Performance Period (taking into account the reinvestment of any dividends paid on such stock during the applicable period).

•	“Corporation Opening Share Price” means the average closing price of a Common Share, as reported on the New York Stock Exchange, for the last thirty trading days of 2015. Such price has been determined as U.S. $[ ].

•	“Peer Closing Price” means the average closing value of the common stock of the applicable member of the Peer Group, as reported by the primary stock exchange on which such common stock trades, for the last 30 trading days of the applicable Performance Period.

•	“Peer Group” means (except as may be modified as provided herein), collectively, the following companies. Agrium Inc., Arab Potash Company PLC, CF Industries Holdings, Inc., Intrepid Potash, Inc., K+S Aktiengesellschaft, Israel Chemicals Ltd., The Mosaic Company, Sociedad Química y Minera de Chile S.A., and Yara International.

•	“Peer Opening Price” means the average closing value of the common stock of the applicable member of the Peer Group, as reported by the primary stock exchange on which such common stock trades, for the last thirty trading days of 2015.

•	“Peer TSR” means the total shareholder return of the applicable member of the Peer Group during the applicable Performance Period, expressed as a percentage, and calculated as (A) divided by (B) multiplied by (C), where:

•	(A) equals Peer Closing Price for such member (inclusive of reinvested dividends), minus Peer Opening Price for such member (inclusive of reinvested dividends);

•	(B) equals Peer Opening Price for such member; and

•	(C) equals 100.

•	“RTSR” (relative total shareholder return) means the rank of Corporate TSR among the Peer TSR of all members of the Peer Group at the end of the applicable Performance Period.

•	“WACC” means the weighted average cost of net debt and equity capital, calculated as the sum of (i) (A) times the quotient of (B) divided by (C), plus (ii) (D) times the quotient of (E) divided by (C), where:

•	(A) equals the after-tax market yield cost of debt;

•	(B) equals the market value of debt, less cash and cash equivalents;

•	(C) equals the market value of debt, less cash and cash equivalents, plus the market value of equity;

•	(D) equals the cost of equity; and

•	(E) equals the market value of equity.

Section 2. CFROI-WACC Performance Matrix.

From 0% to 200% of each Tranche of the CFROI-WACC PSUs will be earned based on achievement of the Average CFROI-WACC goal during the applicable Performance Period as follows:

Performance Level	Average CFROI-WACC	CFROI-WACC PSUs Earned from Tranche
Below Threshold	<0%	0%
Threshold	0%	50%
Target	2.5%	100%
Maximum	5%	200%

Section 3. Number of CFROI-WACC PSUs Earned. Following each Performance Period, on the applicable Committee Determination Date, the Committee shall determine whether and to what extent the Average CFROI-WACC goal has been satisfied for such Performance Period and shall determine the number of CFROI-WACC PSUs from the applicable Tranche that shall become vested hereunder and under the Agreement on the basis of the following:

•	Below Threshold. If, upon the conclusion of the Performance Period, Average CFROI-WACC for the Performance Period falls below the threshold level, as set forth in the CFROI-WACC Performance Matrix, no CFROI-WACC PSUs from the applicable Tranche shall become vested.

•	Threshold. If, upon the conclusion of the Performance Period, Average CFROI-WACC for the Performance Period equals the threshold level, as set forth in the CFROI-WACC Performance Matrix, 50% of the CFROI-WACC PSUs from the applicable Tranche (rounded down to the nearest whole number of CFROI-WACC PSUs) shall become vested.

•	Between Threshold and Target. If, upon the conclusion of the Performance Period, Average CFROI-WACC for the Performance Period exceeds the threshold level, but is less than the target level, as set forth in the CFROI-WACC Performance Matrix, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the CFROI-WACC PSUs from the applicable Tranche (rounded down to the nearest whole number of CFROI-WACC PSUs) shall become vested.

•	Target. If, upon the conclusion of the Performance Period, Average CFROI-WACC for the Performance Period equals the target level, as set forth in the CFROI-WACC Performance Matrix, 100% of the CFROI-WACC PSUs from the applicable Tranche shall become vested.

•	Between Target and Maximum. If, upon the conclusion of the Performance Period, Average CFROI-WACC for the Performance Period exceeds the target level, but is less than the maximum level, as set forth in the CFROI-WACC Performance Matrix, a percentage between 100% and 200% (determined on the basis of straight-line mathematical interpolation) of the CFROI-WACC PSUs from the applicable Tranche (rounded down to the nearest whole number of CFROI-WACC PSUs) shall become vested.

•	Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, Average CFROI-WACC for the Performance Period equals or exceeds the maximum level, as set forth in the CFROI-WACC Performance Matrix, 200% of the CFROI-WACC PSUs from the applicable Tranche shall become vested.

Section 4. RTSR Performance Matrix.

From 0% to 200% of each Tranche of the RTSR PSUs will be earned based on achievement of the RTSR goal during the applicable Performance Period as follows:

Peer Group RTSR Ranking	RTSR PSUs Earned from Tranche
1	200%
2	180%
3	155%
4	130%
5	100%
6	80%
7	60%
8	40%
9	0%
10	0%

Section 5. Number of RTSR PSUs Earned. Following each Performance Period, on the applicable Committee Determination Date, the Committee shall determine whether and to what extent the RTSR goal has been satisfied for such Performance Period and shall determine the number of RTSR PSUs from the applicable Tranche that shall become vested hereunder and under the Agreement on the basis of the table set forth in Section 4.

Notwithstanding anything herein to the contrary, (i) if a member of the Peer Group files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will be removed from the Peer Group; (ii) if, as of the last date of a Performance Period, a member of the Peer Group no longer exists as a business entity for any reason other than under subsection (iii) below, then such entity will be removed from the Peer Group; and (iii) for purposes of this Statement of Performance Metrics, for each of the members of the Peer Group, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity, whether or not the same legal entity, at end of the applicable Performance Period. Further, the Committee may in its discretion modify the Peer Group during a Performance Period, as the Committee deems appropriate and equitable, by adding members to, or removing members from, the Peer Group.

To the extent an entity is removed from or added to the Peer Group as described in the foregoing paragraph, the number of RTSR PSUs that shall become vested hereunder and under the Agreement will be determined on the basis of the Peer Group as constituted after such modification. By way of example, the RTSR Performance Matrix will be modified as follows in the event that the Peer Group has 9 or 11 members, as applicable.

•	11 Members. If the Peer Group has 11 members, the following table shall be used:

Peer Group RTSR Ranking	RTSR PSUs Earned
1	200%
2	200%
3	175%
4	150%
5	125%
6	100%
7	80%
8	60%
9	0%
10	0%
11	0%

•	9 Members. If the Peer Group has 9 members, the following table shall be used:

Peer Group RTSR Ranking	RTSR PSUs Earned
1	200%
2	175%
3	150%
4	125%
5	100%
6	75%
7	50%
8	0%
9	0%